                                                                     EXHIBIT 4.3






                          FIRST SUPPLEMENTAL INDENTURE

                           Dated as of October 8, 2003

                                       TO

                                    INDENTURE

                          Dated as of February 25, 1998


                                      Among


                       UNIVERSAL HOSPITAL SERVICES, INC.,


                                   as Issuer,


                                       and


                         U.S. BANK NATIONAL ASSOCIATION
               (as successor to FIRST TRUST NATIONAL ASSOCIATION),

                                   as Trustee.

      FIRST SUPPLEMENTAL INDENTURE, dated as of October 8, 2003, between UNIVERSAL HOSPITAL SERVICES, INC., a Delaware corporation (as successor to Universal Hospital Services, Inc. a Minnesota corporation) (the "Company"), and U.S. BANK NATIONAL ASSOCIATION, as trustee (the "Trustee").

                             RECITALS OF THE COMPANY

      The Company has heretofore executed and delivered to the Trustee a certain Indenture, dated as of February 25, 1998 (the "Indenture"), pursuant to which the Company issued $135,000,000 aggregate principal amount of its 10-1/4%
Senior Notes due 2008 (the "Notes"). All terms used in this First Supplemental Indenture that are defined in the Indenture shall have the respective meanings assigned to them in the Indenture.

      Section 9.02 of the Indenture provides that, subject to certain exceptions, the Indenture may be amended or supplemented with the written consent of at least a majority in aggregate principal amount of the outstanding Notes.

      The Board of Directors of the Company, by Written Consent effective as of September 26, 2003, authorized (i) the solicitation, in connection with a tender offer to purchase all the outstanding Notes for cash, of consents to certain proposed amendments to the Indenture and (ii) the execution and delivery of this First Supplemental Indenture upon receipt of the necessary consents.

      The Company has received the necessary consents and desires and has requested that the Trustee join with it in the execution and delivery of this First Supplemental Indenture.

      In accordance with Sections 9.02, 9.06 and 11.04 of the Indenture, the Company has furnished the Trustee with (i) copies of the Written Consent of the Board of Directors of the Company authorizing the execution of this First Supplemental Indenture, certified by the Secretary of the Company, and (ii) an Officers' Certificate and an Opinion of Counsel, each stating that the execution of this First Supplemental Indenture is authorized or permitted by the Indenture.

      All things have been done that are necessary to make this First Supplemental Indenture a valid agreement of the Company and the Trustee and a valid amendment of and supplement to the Indenture.

      NOW, THEREFORE, THIS FIRST SUPPLEMENTAL INDENTURE WITNESSETH:

      For and in consideration of the premises, the Company and the Trustee agree for the benefit of the other parties and for the equal and ratable benefit of the Holders of the outstanding Notes:

                                   ARTICLE ONE

      SECTION 1.01. The following definitions are eliminated in their entirety from Section 1.01 of the Indenture, "Affiliate Transaction," "Change of Control," "Change of Control Offer," "Change of Control Payment Date," "incur," "Net Proceeds Offer," "Net Proceeds Offer Amount," "Net Proceeds Offer

Payment Date," "Net Proceeds Offer Trigger Date," "Refinancing Indebtedness," "Replacement Assets" and "Restricted Payment."

      SECTION 1.02. The following are eliminated in their entirety from the
Indenture: Section 4.03, Section 4.04, Section 4.05, Section 4.06, Section 4.07,
Section 4.08, Section 4.09, Section 4.10, Section 4.11, Section 4.12, Section 4.13, Section 4.14, Section 4.15, Section 4.16, Section 4.17, Section 4.18,
Section 4.19, Section 5.01, Section 6.01(3), Section 6.01(4), Section 6.01(5),
Section 6.01(6), Section 6.01(7), Section 6.02(b) and Article 10.

      SECTION 1.03. The parenthetical statement in Section 6.01(2) of the Indenture is eliminated in its entirety.

      SECTION 1.04. References to any of the defined terms, Sections and Articles eliminated above are eliminated in their entirety.

      SECTION 1.05.

            (a) This First Supplemental Indenture shall only become operative upon the delivery by the Company to the Trustee of an Officers' Certificate certifying that the Company has purchased all Notes validly tendered and not withdrawn in the Tender Offer prior to the Consent Payment Deadline (as such terms are defined in the Company's Offer to Purchase For Cash and Consent Solicitation Statement dated September 24, 2003 (the "Offer to Purchase")).

            (b) In the event that the Company shall not have delivered such an Officers' Certificate on or before October 31, 2003, or in the event that on or before such date the Company shall have delivered an Officers' Certificate stating that the Company will not purchase the Notes validly tendered and not withdrawn in the Tender Offer prior to the Consent Payment Deadline, this First Supplemental Indenture shall be null and void, nunc pro tunc.

            (c) In its determination as to whether this First Supplemental Indenture has become operative, the Trustee shall be entitled to rely on an Officers' Certificate delivered pursuant to (a) or (b) above, or the failure to deliver such an Officers' Certificate described in (b) above.

                                   ARTICLE TWO

      SECTION 2.01. Except as expressly amended by this First Supplemental Indenture, the Indenture is in all respects ratified and confirmed and all of its terms, conditions and provisions shall remain in full force and effect.

      SECTION 2.02. This First Supplemental Indenture shall form a part of the Indenture for all purposes and shall, after it becomes effective, bind every Noteholder.

      SECTION 2.03. This First Supplemental Indenture may be executed in any number of counterparts, each of which shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument.

      SECTION 2.04. The Trustee makes no representation as to the validity or sufficiency of this First Supplemental Indenture.

      SECTION 2.05. The recitals contained herein shall be taken as the statements of the Company and the Trustee assumes no responsibility for their correctness.

      SECTION 2.06. THIS FIRST SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAWS TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.

      IN WITNESS WHEREOF, the parties have caused this First Supplemental Indenture to be duly executed as of the date first above written.

                                    UNIVERSAL HOSPITAL SERVICES, INC.


                                    By:  /s/ Gary D. Blackford
                                         ---------------------------------------
                                    Name:  Gary D. Blackford
                                    Title: President and Chief Executive Officer





                                    U.S. BANK NATIONAL ASSOCIATION,
                                    AS TRUSTEE

                                    By: /s/ Richard H. Prokosch
                                        ----------------------------------------
                                    Name: Richard H. Prokosch
                                    Title: Vice President